Exhibit 23.10

CONSENT TO PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

SI FINANCIAL GROUP, INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the Proxy Statement/Prospectus constituting part of SI Financial Group, Inc.’s Registration Statement on Form S-4 as a person to become a director of SI Financial Group, Inc.

/s/ Kathleen A. Nealon

Kathleen A. Nealon

Dated: June 25, 2013